Exhibit 4.2

English translation

AMENDMENT AGREEMENT No. 5

dated 07 February 2014

to

FACILITY AGREEMENT No. 2640

dated 27 December 2010

by and between

VTB Bank

(open joint stock company)

and

Mechel OAO

City of Moscow

2014

VTB Bank (open joint stock company), general license issued by the Central Bank of the Russian Federation No. 1000, hereinafter referred to as the “Lender” or the “Bank” represented by the First Deputy President-Chairman of the Management Board Yury Alekseyevich Soloviov, acting pursuant to the power of attorney dated 03 June 2013 No. 350000/1010-D, and Chief Accountant Olga Anatolievna Avdeyeva, on the one hand, and

Mechel OAO, hereinafter referred to as the “Borrower” represented by the General Director Oleg Viktorovich Korzhov, acting pursuant to the Charter, on the other hand, collectively referred to as the “Parties”, have entered into this amendment agreement No. 5 (hereinafter referred to as the “Amendment”) to Facility Agreement No. 2640 dated 27 December 2010 (hereinafter referred to as the “Agreement”) being its integral part, as follows:

1.	Clause 1.1. of section 1 “DEFINITIONS AND INTERPRETATION” shall be amended by adding the following terms:

“Project Company” means Elgaugol OOO to be organized in order to raise the project finance for the purposes of constructing the Elguinsky Coal Mining Complex (including a railway) from State Corporation Bank for Development and Foreign Economic Affairs (Vnesheconombank) as follows:

•	a participatory interest of not less than 99,98% of the charter capital shall be owned by OJSHC Yakutugol;

•	a participatory interest of not more than 0,01% of the charter capital shall be owned by Mechel-Mining OAO;

•	a participatory interest of not more than 0,01% of the charter capital shall be owned by State Corporation Bank for Development and Foreign Economic Affairs (Vnesheconombank).

“Project” means the construction/development of the Elguinsky Coal Mining Complex (including a railway).

“Project Security” means the security for the obligations of Elgaugol OOO in the form of a pledge over 49% interest in the charter capital of Elgaugol OOO as provided by OJSHC Yakutugol and in the form of a pledge over 100% of the assets of Elgaugol OOO.

“Project Disposal” means the contribution to the charter capital of the Project Company and/or the sale of the Project Company’s assets the total value of which shall not exceed sixty five billion (65,000,000,000.00) rubles according to RAS and beneficially owned by OJSHC Yakutugol and inseparably attached to the Elguinsky Coal Mining Complex to be constructed, as well as the following acts : (a) the repayment of the loans issued by the Project Company for the benefit of OJSHC Yakutugol and/or (b) the provision by OJSHC Yakutugol or Mechel-Mining OAO of the loans to the Project Company and/or (c) the contribution by OJSHC Yakutugol or Mechel-Mining OAO in the Project Company’s charter capital of the cash to maintain the company’s operations for the period up to the attainment by the Project of projected capacity; provided that the total amount paid for the benefit of the Project Company in accordance with paragraphs (a), (b ) and (c) above shall not exceed two hundred million (200,000,000.00) US dollars within for the period of 2013 through 2016

“VEB Financing” means the provision of credit funds to the Project Company by State Corporation Bank for Development and Foreign Economic Affairs (Vnesheconombank) (“VEB”) totaling up to two billion five hundred and three million seven hundred thousand (2,503,700,000.00) US dollars for up to 13.5 years upon the terms and conditions precluding the possibility that any obligations to VEB arise in the other companies of the Borrower Group and/or the Mechel-Mining OAO Group, as well as excluding the possibility that any rights of claim arise with VEB against the other companies of the Borrower Group and/or the Mechel-Mining OAO Group, except for the obligations under the Project Security.”

2.	The following definitions given in clause 1.1. of section 1 “DEFINITIONS AND INTERPRETATION” shall be amended as follows:

““Total Debt” means the economic indicator equal to the sum of short-term and long-term borrowings, including the sum of capitalized interest on such borrowings, financial and capital lease, suretyships and guaranties (except for, in relation to the relevant consolidated financial statements according to US GAAP or IFRS, the suretyship agreements and guaranties entered into by the members of the relevant group as security for obligations of other members of the relevant group to any third parties not being members of the relevant group, and without double counting) and calculated on the basis of the relevant consolidated financial statements according to US GAAP or IFRS, other than the total debt of the Project Company, if provided upon the terms and conditions precluding the possibility that any obligations arise to any lender of the Project Company in the other companies of the Borrower Group and/or the Mechel-Mining OAO Group, as well as excluding the possibility that any rights of claim arise with any creditor of the Project Company against the other companies of the Borrower Group and/or the Mechel-Mining OAO Group, except for the obligations under the Project Security.

“Interest Income” means the economic indicator computed for the last 12 months on the basis of the relevant consolidated financial statements of the relevant group according to US GAAP or IFRS and equal to the aggregate amount of interest (whether received or not) accrued for the benefit of the relevant group for the period specified in this definition in respect of the cash and cash equivalents as determined in the financial statements of the relevant group according to US GAAP or IFRS, other than the interest income of the Project Company to the extent that, during the relevant period, the Project Company total debt was excluded from the Total Debt.

“Interest Expense” means the economic indicator computed for the last 12 months on the basis of the relevant consolidated financial statements of the relevant group according to US GAAP or IFRS and equal to the aggregate amount of interest and any other financial charges (whether paid or unpaid , payable or capitalizable) accrued by the relevant group for the period specified in this definition in respect of the Total Debt, as determined in the financial statements of the relevant group according to US GAAP or IFRS, other than the interest expense of the Project Company to the extent that, during the relevant period, the Project Company total debt was excluded from the Total Debt.

“Net Debt” means the economic indicator equal to the Total Debt less the cash and cash equivalents (free from any third party encumbrance) and calculated on the basis of the relevant consolidated financial statements according to US GAAP or IFRS, other than the net debt of the Project Company to the extent that, during the relevant period, the Project Company total debt was excluded from the Total Debt.

“Net Interest Payment” means the economic indicator computed for the last 12 months on the basis of the relevant consolidated financial statements of the relevant group according to US GAAP or IFRS and equal to the Interest Expense for such period less the Interest Income for such period, other than the net interest payment of the Project Company to the extent that, during the relevant period, the Project Company total debt was excluded from the Total Debt.”

“Borrower Group EBITDA” means the consolidated net income of the Borrower according to US GAAP before taking into account:

(a) any charge or payment in respect of corporate income taxes;

(b) any interest, fees, discounts or any other charges imposed, received or payable in any manner by any company that is a member of the Borrower Group, in respect of any financial indebtedness;

(c) any items treated as exceptional or extraordinary items including without limitation any amounts in relation to:

•	foreign exchange gain or loss;

•	the revaluation of long-term assets or any gain or loss arising on the disposal of long-term assets by any company that is a member of the Borrower Group;

•	the revaluation of contingent liabilities by any of the companies included in the Borrower Group;

•	any income and costs arising in respect of the discontinued operations;

•	any income and costs arising as a result of the disposal of a part of or total interest of any of the companies included in the Borrower Group;

(d) any amount attributable to amortization or impairment of intangible assets including goodwill and depreciation of fixed assets;

(e) any amount of paid and/or accrued dividend of any of the companies included in the Borrower Group;

(f) any amount attributable to minority interests;

(g) any writing off or provisions for the loans from any of the companies included in the Borrower Group made available to any company within the Estar Group Companies or to the Excluded Company, and the accounts receivable of any of the companies within the Estar Group Companies or of the Excluded Company to any of the companies included in the Borrower Group;

as determined by reference to the consolidated financial statements of the Borrower and adjusted by way of:

•	including the net income before taking into account the data from paragraphs (a) through (g) above (as calculated in the same manner as EBITDA) in connection with any acquisition made in the reporting period before the acquisition;

•	excluding the net income before taking into account the data from paragraphs (a) through (g) above (as calculated in the same manner as EBITDA) in connection with any disposal made in the reporting period before the disposal;

•	excluding the net income before taking into account the data from paragraphs (a) through (g) above (as calculated in the same manner as EBITDA) in connection with the Project Company to the extent that, during the relevant period, the Project Company total debt was excluded from the Total Debt.

“Mechel-Mining OAO Group EBITDA” means the net income calculated on the basis of the consolidated statements of the Mechel-Mining OAO Group for the last 12 months preceding the latest reporting date, before taking into account:

(a) any charge or payment in respect of corporate income taxes;

(b) any interest, fees, discounts or any other charges imposed, received or payable in any manner by any company that is a member of the Mechel-Mining OAO Group, in respect of any financial indebtedness;

(c) any items treated as exceptional or extraordinary items including without limitation any amounts in relation to:

•	foreign exchange gain or loss;

•	the revaluation of long-term assets or any gain or loss arising on the disposal of long-term assets by any company that is a member of the Mechel-Mining OAO Group;

•	the revaluation of contingent liabilities by any of the companies included in the Mechel-Mining OAO Group;

•	any income and costs arising in respect of the discontinued operations;

•	any income and costs arising as a result of the disposal of a part of or total interest of any of the companies included in the Mechel-Mining OAO Group;

(d) any amount attributable to amortization or impairment of intangible assets including goodwill and depreciation of fixed assets;

(e) any amount of paid and/or accrued dividend of any of the companies included in the Mechel-Mining OAO Group;

(f) any amount attributable to minority interests;

as determined by reference to the consolidated financial statements of the Mechel-Mining OAO and adjusted by way of:

•	including the net income before taking into account the data from paragraphs (a) through (f) above (as calculated in the same manner as EBITDA) in connection with any acquisition made in the reporting period before the acquisition;

•	excluding the net income before taking into account the data from paragraphs (a) through (f) above (as calculated in the same manner as EBITDA) in connection with any disposal of a company of the Mechel-Mining OAO Group made in the reporting period before the disposal;

•	excluding the net income before taking into account the data from paragraphs (a) through (f) above (as calculated in the same manner as EBITDA) in connection with the Project Company to the extent that, during the relevant period, the Project Company total debt was excluded from the Total Debt.”

3.	Paragraph b. of subclause 20) of clause 9.1 of section 9 “OBLIGATIONS OF THE BORROWER” shall be amended as follows:

“b. any issuance of loans, granting of suretyships or guaranties in respect of the obligations of third parties at the amount over one (1) per cent of the book value of the Borrower Group assets as determined on the basis of the consolidated annual audited financial statements of the Borrower according to US GAAP or IFRS, in the aggregate for each twelve (12) months starting from the Extension Date during the term hereof.

In addition, the Parties agree that this restriction shall not apply to:

•	the total indebtedness of the Borrower Group to the Mechel-Mining OAO Group at the amount not over one billion four hundred million (1,400,000,000) US dollars; and

•	the total indebtedness of the Estar Group Companies to the Borrower Group at the amount not over eight hundred eighty million (880,000,000.00) US dollars existing on the Extension Date; and

•	the total indebtedness in respect of the loans and/or suretyships and/or property pledges on the Extension Date issued by the Borrower Group companies to and/or for the benefit of the Borrower Group companies in which the Borrower directly or indirectly at the time of issuance of the loan and/or suretyships and/or property pledge held not less than fifty (50) per cent plus one (1) share/participatory interest of the total number of voting shares/participatory interests, irrespective of any subsequent decrease in the ownership (amount of the shares/participatory interests), at the amount not exceeding one billion one hundred sixteen million six hundred seven thousand one hundred sixty (1,116,607,160.00) US dollars;”.

4.	The first paragraph of subclause 21) of clause 9.1 of section 9 “OBLIGATIONS OF THE BORROWER” shall be amended as follows:

“during the term of the Agreement, ensure that any company of the Mechel-Mining OAO Group shall not, without the Lender’s prior written consent, enter into the following types of transactions (except for: (a) any transactions between the companies Mechel-Mining OAO Group (except for any transactions with the Project Company) and (b) any transactions/payments between the Mechel-Mining OAO Group companies and the Project Company which shall either meet the requirements of the definition of “Project Disposal” or represent the Project Company’s issuance of loans in the aggregate amount not exceeding three hundred fifty million (350,000,000.00) US dollars to the Mechel-Mining OAO Group companies the repayment of which (including the payment of interest thereon) may be made during the term hereof only at the amounts provided for in the definition of “Project Disposal”.”

5.	Paragraphs b), c), d) and e) of subclause 21) of clause 9.1 of section 9 “OBLIGATIONS OF THE BORROWER” shall be amended as follows:

b) any raising of credits and loans (except for the transactions to refinance any existing indebtedness) at the amount over ten (10) per cent of the book value of the assets of the Mechel-Mining OAO Group as determined on the basis of the consolidated annual audited financial statements of Mechel-Mining OAO according to US GAAP or IFRS, in the aggregate for each twelve (12) months. This restriction shall not apply to the Project Company and the VEB Financing;

c) any issuance of loans to any third parties and suretyships or guaranties in respect of the third parties obligations that are not members of the Mechel-Mining OAO Group (except for the Dividend Loan (as defined below in this subclause 21) of clause 9.1 hereof) at the amount over two (2) per cent of the book value of the assets of the Mechel-Mining OAO Group as determined on the basis of the consolidated annual audited financial statements of Mechel-Mining OAO according to US GAAP or IFRS, in the aggregate for each twelve (12) months;

In addition, the Parties agree that the total indebtedness of the Borrower Group to the Mechel-Mining OAO Group shall not exceed one billion four hundred million (1,400,000,000.00) US dollars.

Furthermore, the Parties agree that this restriction shall not apply to the amount of indebtedness in respect of the loans and/or suretyships and/or property pledges issued on the Extension Date by the companies of the Mechel-Mining OAO Group to and/or for the benefit of the Borrower Group companies in which the Borrower held directly or indirectly at the time of issuance of the loan and/or suretyship and/or property pledge not less than fifty (50) per cent plus one (1) share/participatory interest of the total number of voting shares/participatory interests, irrespective of any subsequent decrease in the ownership (amount of the shares/participatory interest) not exceeding one billion one hundred sixteen million six hundred and seven thousand one hundred sixty (1,116,607,160.00) US dollars.

d) any disposal/sale of assets (except for any sales in the ordinary course of business, where the sale is made in cash and at market value) including the shares, the granting of pledges and other encumbrances over assets (including any pledge of future cash proceeds from the business) at the amount over seven point five (7.50) per cent of the book value of the assets of the Mechel-Mining OAO Group as determined on the basis of the consolidated annual audited financial statements of Mechel-Mining OAO according to US GAAP or IFRS, in the aggregate for each twelve (12) months during the term hereof. This restriction shall not apply to the Project, the Project Company, the Project Disposal and the VEB Financing;

e) conclusion of any other transaction unusual for the commercial or business operations of the companies that are members of the Mechel-Mining OAO Group, if the amount of such transaction (or related transactions) is in excess of ten (10) per cent of the book value of the assets of the Mechel-Mining OAO Group as determined on the basis of the consolidated financial statements of Mechel-Mining OAO according to US GAAP or IFRS, as of the most recent reporting date. This restriction shall not apply to the Project, the Project Company, the Project Disposal and the VEB Financing;

6.	Subclauses 8) and 10) of clause 9.1 of section 9 “OBLIGATIONS OF THE BORROWER” shall be amended as follows:

“8) comply/ensure that any company of the Borrower Group comply with the following financial ratios pursuant to the consolidated audited annual financial statements of the Borrower according to US GAAP or IFRS and the reviewed by auditors semi-annual consolidated financial statements of the Borrower according to US GAAP or IFRS for the first half-year period:

Net Debt / Borrower Group EBITDA (for the last twelve (12) months)

–       as of 31.12.2012: shall not be tested;

–       as of 30.06.2013: shall not be tested;

–       as of 31.12.2013: shall not be tested;

–       as of 30.06.2014: shall not be tested;

–       as of 31.12.2014: not higher than 10;

–       as of 30.06.2015: not higher than 7.5;

–       as of 31.12.2015: not higher than 6.3;

–       as of 30.06.2016: not higher than 6.3;

–       as of 31.12.2016: not higher than 6.3;

–       as of 30.06.2017: not higher than 6.0;

–       as of 31.12.2017 and further on: not higher than 5.8.

In the event that the Net Debt/Borrower Group EBITDA ratio on the date closest to the relevant period as specified above is equal to or less than 3.00, then the Borrower shall ensure that, at any time following such date, such value subsequently be maintained at the level of not more than 3.00.

Borrower Group EBITDA / Net Interest Payment (for the last twelve (12) months)

–       as of 31.12.2012: shall not be tested;

–       as of 30.06.2013: shall not be tested;

–       as of 31.12.2013: not less than 1.0;

–       as of 30.06.2014: not less than 1.0;

–       as of 31.12.2014: not less than 1.0;

–       as of 30.06.2015: not less than 1.5;

–       as of 31.12.2015 and further on: not less than 2.0.

Net Debt	not more than eleven billion (11,000,000,000.00) US dollars

a percentage of the Obligors’ revenue in the consolidated revenue of the Borrower Group, except for the intra-group sales between by the Borrower Group companies	not less than 25.00%

a percentage of the Obligors’ EBITDA in the consolidated EBITDA of the Borrower Group, except for the EBITDA realized using the intra-group sales between by the Borrower Group companies

On the basis of the financial statements as of 30.06.2013, 31.12.2013 and 30.06.2014: not less than 10.00%

On the basis of the financial statements as of 31.12.2014 and further on: not less than 15.00%

a percentage of the Obligors’ fixed assets in the consolidated indicator of the Borrower Group’s fixed assets	not less than 20.00%

Provided that the revenue and EBITDA ratio shall be calculated on the basis of the preceding twelve (12) months.

10) ensure that the companies of the Mechel-Mining OAO Group comply with the following financial indicators the testing of which shall be made on the basis of the consolidated audited annual financial statements of Mechel-Mining OAO according to US GAAP or IFRS and the reviewed by auditors semi-annual consolidated financial statements of Mechel-Mining OAO according to US GAAP or IFRS as of the most recent reporting date/a half-year period and a year:

Net Debt / EBITDA for the Mechel-Mining OAO Group (for the last twelve (12) months)

–       as of 31.12.2012: shall not be tested;

–       as of 30.06.2013: shall not be tested;

–       as of 31.12.2013: shall not be tested;

–       as of 30.06.2014: shall not be tested;

–       as of 31.12.2014: not more than 8.0;

–       as of 30.06.2015: not more than 6.5;

–       as of 31.12.2015: not more than 5.2;

–       as of 30.06.2016: not more than 5.0;

–       as of 31.12.2016: not more than 5.0;

– as of 30.06.2017: not more than 4.3; – as of 31.12.2017 and further on: not more than 3.8.

EBITDA for the Mechel-Mining OAO Group (for the last twelve (12) months) / Net Interest Payment (for the last twelve (12) months)

–       as of 31.12.2012: shall not be tested;

–       as of 30.06.2013: shall not be tested;

–       as of 31.12.2013: not less than 1.0;

–       as of 30.06.2014: not less than 1.2;

–       as of 31.12.2014: not less than 2.0.

–       as of 30.06.2015: not less than 2.7;

–       as of 31.12.2015 and further on: not less than 4.0.”

7.	Subclauses 13) and 14) of clause 9.1 of section 9 “OBLIGATIONS OF THE BORROWER” shall be amended by adding the following paragraph:

“At the same time, for the first half of 2013, the said financial statements may be provided by 31 December 2013 (inclusive).”

8.	Subclauses (3), (4) and (5) of clause 12.4 of section 12 “LENDER’S RIGHTS AND AUTHORITY” shall be amended as follows:

“(3) in the event of any failure to perform or improper performance by the Borrower/Sureties of any payment obligation to other lenders totaling more than fifty million (50,000,000.00 US dollars (or its equivalent in any other currency at the rate of the Central Bank of the Russian Federation applicable on the date such failure to perform or improper performance of any payment obligation takes place) except where the failure to perform or improper performance by the Borrower/Sureties of any obligation relating to the Project, the Project Company, the Project Disposal and the VEB Financing, as well as except for any obligations of the Mechel-Mining OAO Group companies subject to the following court proceedings:

•	case No. A73-4998/2013 (claim amount 630,662,069.04 rubles);

•	case No. A73-5001/2013 (claim amount 906,944,416.78 rubles);

•	case No. A40-64360/2013 (claim amount 292,556,990.41 rubles).

(4) if the Lender possesses any information that the financial provision of the Borrower or a Obligor has been materially deteriorated , in the Lender’s opinion, and/or there are other circumstances which may result in any failure to perform/improper performance by the Borrower or the Obligor its obligations hereunder and the pledge agreement in respect of the shares of Mechel-Mining OAO as specified in paragraph a) of clause 10.1 hereof, as well as under other agreements specified in paragraphs b) through f) of clause 10.1 hereof, the Parties agree that, for purposes of this paragraph, the Project Disposal, the Project Company disposal, including by way of enforcement of the Project Security, as well as any changes in the consolidated financial statements of the Borrower and/or Mechel-Mining OAO relating to the Project, the Project Company, the Project Disposal and the VEB Financing shall not be the circumstances that deteriorate the financial position of the Borrower;

(5) if the security is lost (in full or in part) as stipulated hereby or its position and conditions are materially deteriorated, including any default is committed by the Borrower or an Obligor in their obligations under any agreements securing the Borrower’s obligations hereunder by reason of circumstances which are beyond the Lender’s control, the Parties agree that, for purposes of this paragraph, the Project Disposal, the Project Company disposal, including by way of enforcement of the Project Security, as well as any changes in the consolidated financial statements of the Borrower and/or Mechel-Mining OAO relating to the Project, the Project Company, the Project Disposal and the VEB Financing shall not constitute the loss or the material deterioration of the position and condition of the security.”

9.	Regardless of any payment of interest for using the Facility, the Borrower shall pay the Lender the Amendment Fee provided for by this Amendment at the amount of two hundred million eight hundred fifty two thousand nine hundred fifty one 85/100 (200,852,951.85) rubles not later than 31 March 2014.

10.	This Amendment shall be an integral part of the Agreement.

11.	In relation to all other matters not covered by this Amendment, the Parties shall be governed by the provisions of the Agreement and applicable laws of the Russian Federation.

12.	This Amendment shall be an integral part of the Agreement. Each page hereof shall contain the stamp of the Bank according to the model below:

[Stamp:	JSC VTB Bank ORIGINAL]

13	This Amendment has been executed in the city of Moscow on 07 February 2014 in two (2) counterparts having equal legal force: being one counterpart for the Borrower and one for the Lender.

SIGNATURES OF THE PARTIES:

By and on behalf of the Lender	By and on behalf of the Borrower

/S/ Y.A. Soloviev	/S/ O.V. Korzhov

O.V. Korzhov

/S/ O.A. Avdeeva

seal	seal

/seal/	/seal/